Exhibit 99.1

O-I Closes on Sale of Plastics Packaging Business

PERRYSBURG, Ohio, August 1, 2007 — Owens-Illinois, Inc., (NYSE: OI) today announced that it has completed the sale of its plastics packaging business to Rexam PLC.  O-I Plastics has approximately 2,800 employees in 19 plants in the United States (including Puerto Rico), Mexico, Brazil, Hungary, Singapore and Malaysia with its headquarters and technical development center in Perrysburg, Ohio.

Cash proceeds from the sale were approximately $1.825 billion.  As a result of existing tax loss carryforwards, O-I does not expect to have a significant federal cash tax liability from the sale. O-I intends to use the net proceeds from the sale to reduce senior secured debt.

“We are pleased that the closing process for this transaction completed in a timely fashion and we are looking forward to operating under our significantly improved capital structure,” said Al Stroucken, O-I chairman and CEO.  “We can now focus all of our energies on O-I’s Global Glass Operations performance and apply all our technology, scale and quality advantages to improve our service levels for our customers as well as improve our profitability.”

The plastics packaging sale was first announced on June 11, 2007, when the parties entered into the definitive sale agreement.

Goldman, Sachs & Co. acted as exclusive financial advisor to O-I and Simpson Thacher & Bartlett LLP and Latham & Watkins LLP acted as the primary legal advisors to O-I.

About O-I

Millions of times a day, O-I delivers many of the world’s best-known consumer products to people all around the world.  With the leading position in Europe, North America, Asia Pacific and Latin America, O-I provides consumer-preferred, 100 percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs more than 25,000 people with 83 manufacturing facilities in 22 countries.  In 2006, net sales from continuing operations were $6.65 billion.  For more information, visit http://www.o-i.com.

Contact: Owens-Illinois, Inc., Lauren Dubilzig, +1 567 336-1312.

Copies of O-I news releases are available at the O-I Web site at www.o-i.com; or at www.prnewswire.com.

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